UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2011

Cole Credit Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51962	20-0939158
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices; zip code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 15, 2011, Cole CM Merriam KS, LLC, an Arizona limited liability company and a wholly owned subsidiary of Cole Operating Partnership I, LP, the operating partnership of the Cole Credit Property Trust, Inc. (the “Company”), sold a property leased to CarMax Auto Superstores, Inc. in Merriam, Kansas to IA Merriam, LLC (the “Purchaser”), an unaffiliated third party, for a sales price of $19.1 million.  The property is subject to a mortgage loan (the “Loan”) with an aggregate principal balance of $14.2 million.  In connection with the sale of the property, the Purchaser has assumed the Loan, including the payment and performance obligations of the borrower and guarantor, as set forth under the Loan.  The cash proceeds, net of the loan assumption, and payment of other closing costs and transaction expenses associated with the sale of the property, were approximately $4.5 million.  The transaction is expected to result in a gain of approximately $1.5 million, subject to final adjustment.  The Company currently is evaluating the potential use of the net cash proceeds, which may include the partial pay down of a mortgage note currently in hyper-amortization, payment of a special distribution to the Company’s stockholders, which would require the approval of the Company’s board of directors, or retaining the proceeds for use for general corporate purposes. In connection with the sale of this property, the Company will pay an affiliate of Cole REIT Advisors, LLC, the Company’s advisor, a disposition fee of $191,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated : December 21, 2011	COLE CREDIT PROPERTY TRUST, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Vice President of Accounting Principal Accounting Officer